Exhibit 99.1

FOR IMMEDIATE DISTRIBUTION

CONTACT:	Delta Corporate Communications
404-715-2554
news archive at news.delta.com

Delta Board of Directors Names Kathy Waller as Newest Member

ATLANTA, July 24, 2015 – Delta Air Lines’ (NYSE: DAL) board of directors today announced Kathy N. Waller as its newest member, effective immediately. Ms. Waller is Executive Vice President and Chief Financial Officer of The Coca-Cola Company.

“Kathy brings an impressive financial career with another of Atlanta’s global business institutions,” said Daniel A. Carp, Delta’s non-executive chairman of the board. “We are excited that Kathy is adding her talent, knowledge and experience to Delta’s strong and independent board of directors.”

Prior to her appointment as Coca-Cola’s Chief Financial Officer in 2014, Waller served as Vice President, Finance and Controller. She joined Coca-Cola in 1987 as a senior accountant and has assumed roles of increasing responsibility during her career. Prior to joining The Coca-Cola Company, Waller worked for the firm now known as Deloitte.

In addition to her role as Coca-Cola’s CFO, Ms. Waller serves on the Board of Directors of Monster Beverage Corporation as well as Coca-Cola FEMSA, S.A.B. de C.V., one of The Coca-Cola Company’s largest global bottlers. She is also a member of the Board of Trustees of Spelman College, the Board of Trustees of the University of Rochester and the Board of Directors of the Atlanta Symphony Orchestra. Waller serves on the advisory board of Catalyst, the leading nonprofit organization with a mission to expand opportunities for women and business.

Waller received her undergraduate and MBA degrees from the University of Rochester. Ms. Waller is a Certified Public Accountant.

Delta Air Lines serves more than 170 million customers each year. Delta was named to FORTUNE magazine’s top 50 World’s Most Admired Companies in addition to being named the most admired airline for the fourth time in five years. Additionally, Delta has ranked No.1 in the Business Travel News Annual Airline survey for four consecutive years, a first for any airline. With an industry-leading global network, Delta and the Delta Connection carriers offer service to 335 destinations in 64 countries on six continents. Headquartered in Atlanta, Delta employs nearly 80,000 employees worldwide and operates a mainline fleet of more than 700 aircraft. The airline is a founding member of the SkyTeam global alliance and participates in the industry’s leading trans-Atlantic joint venture with Air France-KLM and Alitalia as well as a newly formed joint venture with Virgin Atlantic. Including its worldwide alliance partners, Delta offers customers more than 15,000 daily flights, with key hubs and markets including Amsterdam, Atlanta, Boston, Detroit, Los Angeles, Minneapolis/St. Paul, New York-JFK, New York-LaGuardia, Paris-Charles de Gaulle, Salt Lake City, Seattle and Tokyo-Narita. Delta has invested billions of dollars in airport facilities, global products, services and technology to enhance the customer experience in the air and on the ground. Additional information is available on delta.com, Twitter @Delta, Google.com/+Delta, Facebook.com/delta and Delta’s blog takingoff.delta.com.

###